Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

April 11, 2024

VIA EDGAR

Hoth Therapeutics, Inc.

1 Rockefeller Plaza, Suite 1039

New York, NY 10020

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Hoth Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the issuance of this opinion that relates to a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale, by the selling stockholders listed therein (collectively, the “Selling Stockholders”), from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which consist of (i) 1,100,000 shares of Common Stock that are issuable upon exercise of warrants (the “September Warrants”) issued pursuant to a securities purchase agreement entered into by and between us and the Selling Stockholders dated September 13, 2023 (the “Purchase Agreement”), (ii) up to 55,000 shares of Common Stock issuable upon exercise of warrants (the “September Placement Agent Warrants”) issued pursuant to the engagement agreement dated as of September 13 2023, by and between the Company and H.C. Wainwright & Co., LLC (the “Placement Agent”), (iii) 3,750,000 shares of Common Stock issuable upon exercise of warrants (the “Inducement Warrants”, together with the September Warrants, the “Common Warrants”) issued pursuant to an inducement offer letter agreement by and between us and a certain Selling Stockholder dated March 27, 2024 (the “Inducement Letter”) and (iv) up to 125,000 shares of Common Stock issuable upon exercise of warrants (the “Inducement Placement Agent Warrants”, together with the September Placement Agent Warrants, the “Placement Agent Warrants”) issued to the Placement Agent pursuant to the Inducement Letter. The Common Warrants and Placement Agent Warrants are collectively referred to herein as the “Warrants”. This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In our examination, we have assumed (a) the genuineness of all signatures, including endorsements, (b) the legal capacity and competency of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; and (e) the accuracy, completeness and authenticity of certificates of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Shares have been duly authorized by all requisite corporate action on the part of the Company under the Nevada Revised Statutes (the “NRS”) and are validly issued, fully paid, and non-assessable.

2. The Warrants Shares have been duly authorized by all requisite corporate action on the part of the Company under the NRS and, when the Warrant Shares are delivered and paid for in accordance with the terms of the Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Warrant Shares will be validly issued, fully paid, and non-assessable.

3. The Placement Agent Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the NRS and, when the Placement Agent Warrant Shares are delivered and paid for in accordance with the terms of the Placement Agent Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Placement Agent Warrant Shares will be validly issued, fully paid, and non-assessable.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Warrants, the Placement Agent Warrants, the Warrant Shares, the Placement Agent Warrant Shares, the Agreement or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, the Warrant Shares, the Placement Agent Warrant Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

The opinion we render herein is limited to those matters governed by the NRS as of the date hereof and we disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention or that may alter, affect, or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares, the Pre-Funded Warrant Shares, the Warrants Shares and the Placement Agent Warrant Shares being registered while the Registration Statement is effective under the Securities Act.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON llp